UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO.   1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest
event reported): August 31, 2000

HARRIS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1025 West NASA Blvd., Melbourne, FL	32919

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (321) 727-9100

No Change

(Former name or former address, if changed since last report.)

Introductory Note

      On September 14, 2000, Harris Corporation, a Delaware corporation (“Harris”), filed a Current Report on Form 8-K (Date of Report August 31, 2000) with the Securities and Exchange Commission which, among other things, contained the financial statements required by Item 7 of Form 8-K in connection with Harris’ acquisition of Wavtrace, Inc.

      The Unaudited Pro Forma Condensed Consolidated Statement of Income for the fiscal year ended June 30, 2000, and the related notes filed pursuant to Item 7(b) did not reflect the combined effective tax rate for both Wavtrace, Inc. and Harris.

      Harris hereby amends Item 7 of such Current Report on Form 8-K to correct the tax rate and the line items impacted by such change in the combined tax rate in the Item 7(b) pro forma financial statements.

Page

Item 7. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Wavtrace, Inc. Audited Financial Statements:

(i) Report of Ernst & Young LLP, dated July 19, 2000	F-1

(ii) Wavtrace, Inc. Balance Sheet as of December 31, 1999, and December 31, 1998	F-2

(iii) Wavtrace, Inc. Statement of Operations for the years ended December 31, 1999, and December 31, 1998	F-3

(iv) Wavtrace, Inc. Statement of Stockholders’ Equity for the years ended December 31, 1999, and December 31, 1998	F-4

(v) Wavtrace, Inc. Statements of Cash Flows for the years ended December 31, 1999, and December 31, 1998	F-5

(vi) Wavtrace, Inc. Notes to Financial Statements	F-6

Wavtrace, Inc. Condensed Interim Financial Statements:

(i) Wavtrace, Inc. Condensed Balance Sheets, as of June 30, 2000 (unaudited), and December 31, 1999	F-20

(ii) Wavtrace, Inc. Condensed Statements of Operations (unaudited) for the six months ended June 30, 2000, and for the twelve months ended June 30, 2000	F-21

(iii) Wavtrace, Inc. Condensed Statement of Cash Flows (unaudited) for the six months ended June 30, 2000	F-22

(iv) Wavtrace, Inc. Notes to Condensed Financial Statements	F-23

(b) Pro Forma Financial Information

Pro Forma Condensed Consolidated Financial Statements (unaudited):

(i) Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2000	F-25

(ii) Unaudited Pro Forma Condensed Consolidated Statement of Income for the fiscal year ended June 30, 2000	F-26

(iii) Notes to Unaudited Condensed Consolidated Financial Statements	F-27

2

(c) Exhibits.

The following documents are filed as Exhibits to this Report:

2.1*	Agreement of Merger, dated as of July 28, 2000, among Harris Corporation, WT Acquisition Corp., Wavtrace, Inc., and Thomas T. van Overbeek (including the first amendment thereto).

2.2*	Indemnification and Escrow Agreement, dated as of August 31, 2000, among Harris Corporation, Wavtrace, Inc., Thomas T. van Overbeek, and Citibank, N.A.

23.1	Consent of Ernst & Young LLP, independent accountants.

99.1*	Press Release, dated August 31, 2000, announcing that Harris has completed the previously announced purchase of Wavtrace, Inc.

*	Previously Filed

3

(a) Financial Statements of Business Acquired

Report of Independent Auditors

To the Board of Directors and Stockholders of
   Wavtrace, Inc.

We have audited the accompanying balance sheets of Wavtrace, Inc. (the Company) as of December 31, 1999 and 1998, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wavtrace, Inc. at December 31, 1999, and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations raise substantial doubt about its ability to continue as a going concern. The 1999 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

July 19, 2000	Ernst & Young LLP
Seattle, Washington

Wavtrace, Inc.
Balance Sheets

	December 31

	1999	1998

Assets
Current assets:

Cash and cash equivalents	$6,727,820	$3,859,511

Securities available for sale	3,014,551	—
Accounts receivable	122,811	—
Inventories	1,203,705	11,774

Prepaid expenses and other current assets	456,663	113,511

Total current assets	11,525,550	3,984,796

Fixed assets, net	4,304,714	3,258,962

Deferred charges	140,902	110,952

Other assets	159,561	85,963

Total assets	$16,130,727	$7,440,673

Liabilities and stockholders’ equity
Current liabilities:

Accounts payable	$1,736,836	$869,423

Accrued liabilities	484,647	446,673

Customer deposits	376,211

Current portion of obligations under capital leases	834,250	541,895

Current portion of long-term debt	2,561,151	1,683,085

Total current liabilities	5,993,095	3,541,076

Obligations under capital leases, less current portion	1,844,759	1,725,807

Long-term debt, less current portion	772,537	1,925,119

Stockholders’ equity:

Convertible and redeemable preferred stock, $0.001 par value:

Authorized shares — 41,000,000

Liquidation value — $46,309,824 at December 31, 1999

Series A — 4,686,666 shares issued and outstanding	7,180,777	7,180,777

Series B — 4,014,668 shares issued and outstanding	15,033,988	15,033,988

Series C — 26,916,467 shares issued and outstanding	23,789,621	—

Common stock, $0.001 par value:

Authorized shares — 60,000,000

Issued and outstanding shares — 4,752,109 and 2,777,694 at December 31, 1999 and 1998, respectively	1,482,720	765,199

Stock notes receivable	(293,992)	(162,305)

Accumulated deficit	(39,672,778)	(22,568,988)

Total stockholders’ equity	7,520,336	248,671

Total liabilities and stockholders’ equity	$16,130,727	$7,440,673

      See accompanying notes.

Wavtrace, Inc.
Statements of Operations

	Year Ended December 31

	1999	1998

Operating Expenses:

Research and development	$12,174,912	$11,436,553

Sales and marketing	1,361,892	889,292

General and administrative	1,248,062	1,580,392

Depreciation	1,295,331	786,167

Total operating expenses	16,080,197	14,692,404

Operating loss	16,080,197	14,692,404

Investment income	(458,161)	(289,333)

Interest expense	1,481,754	802,353

Net loss	$17,103,790	$15,205,424

See accompanying notes.

Wavtrace, Inc.
Statement of Stockholders’ Equity

	Convertible and Redeemable Preferred Stock

	Series A		Series B		Series C

	Shares	Amount	Shares	Amount	Shares	Amount

Balance at January 1, 1998	4,686,666	$6,986,492	—	$—	—	$—

Exercise of stock options in exchange for cash and note receivable	—	—	—	—	—	—

Sale of Series B Preferred Stock, net of issuance costs of $43,851	—	—	4,014,668	15,011,154	—	—

Common stock acquired by the Company’s cancellation of note receivable	—	—	—	—	—	—

Warrants issued in connection with debt	—	194,285	—	22,834	—	—

Repayment of notes receivable	—	—	—	—	—	—

Stock compensation related to employee severance agreement	—	—	—	—	—	—

Net loss	—	—	—	—	—	—

Balance at December 31, 1998	4,686,666	7,180,777	4,014,668	15,033,988	—	—

Exercise of stock options in exchange for cash and note receivable	—	—	—	—	—	—

Sale of Series C Preferred Stock, net of issuance costs of $550,000	—	—	—	—	26,916,467	23,674,820

Common stock acquired by the Company’s cancellation of note receivable	—	—	—	—	—	—

Repayment of notes receivable	—	—	—	—	—	—

Warrants issued in connection with debt	—	—	—	—	—	114,801

Warrants exercised in connection with debt	—	—	—	—	—	—

Net loss	—	—	—	—	—	—

Balance at December 31, 1999	4,686,666	$7,180,777	4,014,668	$15,033,988	26,917,467	$23,789,621

[Additional columns below]

[Continued from above table, first column repeated]

	Common Stock		Stock
			Notes	Accumulated
	Shares	Amount	Receivable	Deficit	Total

Balance at January 1, 1998	2,308,999	$671,350	$(125,850)	$(7,363,564)	$168,428

Exercise of stock options in exchange for cash and note receivable	690,115	104,236	(75,262)	—	28,974

Sale of Series B Preferred Stock, net of issuance costs of $43,851	—	—	—	—	15,011,154

Common stock acquired by the Company’s cancellation of note receivable	(221,420)	(33,213)	33,213	—	0

Warrants issued in connection with debt	—	—	—	—	217,119

Repayment of notes receivable	—	—	5,594	—	5,594

Stock compensation related to employee severance agreement	—	22,826	—	—	22,826

Net loss	—	—	—	(15,205,424)	(15,205,424)

Balance at December 31, 1998	2,777,694	765,199	(162,305)	(22,568,988)	248,671

Exercise of stock options in exchange for cash and note receivable	693,131	166,891	(152,500)	—	14,391

Sale of Series C Preferred Stock, net of issuance costs of $550,000	—	—	—	—	23,674,820

Common stock acquired by the Company’s cancellation of note receivable	(95,000)	(14,250)	14,250	—	0

Repayment of notes receivable	—	—	6,563	—	6,563

Warrants issued in connection with debt	—	551,765	—	—	666,566

Warrants exercised in connection with debt	1,376,284	13,115	—	—	13,115

Net loss	—	—	—	(17,103,790)	(17,103,790)

Balance at December 31, 1999	4,752,109	$1,482,720	$(293,992)	$(39,672,778)	$7,520,336

      See accompanying notes.

Wavtrace, Inc.
Statements of Cash Flows

	Year Ended December 31

	1999	1998

Operating activities

Net loss	$(17,103,790)	$(15,205,424)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	1,295,330	786,167

Noncash stock compensation expense	—	22,826

Noncash interest expense	636,615	219,741

Other operating activities	3,381	—

Changes in assets and liabilities:

Increase in accounts receivable	(122,811)	—

Increase in inventories	(1,191,931)	—

Increase in prepaid expenses and other assets	(416,750)	(104,975)

Increase in accounts payable and accrued liabilities	905,387	635,756

Increase in deferred revenue	376,211	—

Net cash used in operating activities	(15,618,358)	(13,645,909)

Investing activities

Purchases of securities available for sale	(3,014,551)	—

Purchases of fixed assets	(1,338,215)	(649,529)

Other investing activities	1,500	—

Net cash used in investing activities	(4,351,266)	(649,529)

Financing activities
Proceeds from repayment of stock notes	6,563	5,594

Principal payments under capital lease obligations	(596,442)	(220,284)

Principal payments on borrowings	(2,367,307)	(1,584,869)

Proceeds from borrowings	7,061,682	4,047,240

Proceeds from exercise of stock options and warrants	27,506	28,974

Proceeds from issuance of convertible and redeemable preferred stock, net of issuance costs	18,705,931	15,011,154

Net cash provided by financing activities	22,837,933	17,287,809

Net increase in cash and cash equivalents	2,868,309	2,992,371

Cash and cash equivalents, beginning of year	3,859,511	867,140

Cash and cash equivalents, end of year	$6,727,820	$3,859,511

Noncash transactions and supplemental disclosures

Cash paid for interest	$831,190	$565,467

Fixed assets acquired through capital leases	$1,007,748	$1,485,519

Purchase of common stock upon cancellation of note receivable	$14,250	$33,213

Common stock issued in exchange for stock note	$152,500	$75,261

Conversion of note to preferred stock	$4,968,890	$—

Instruments in connection with debt warrants	$636,615	$219,741

      See accompanying notes.

Wavtrace, Inc.
Notes to Financial Statements
December 31, 1999

1. Description of the Company and Liquidity

Description of the Company

Wavtrace, Inc. (the Company) designs, manufactures and markets short-haul, point-to-multipoint, millimeter-wave radio systems for use in the worldwide wireless telecommunications market. Network operators will use the Company’s systems to provide last-link broadband access to business end users. The integrated architecture and high software content of the Company’s systems are designed to offer cost effective, high performance systems with built-in agility to operate at frequencies ranging from 13 to 42 GHz.

Liquidity

At December 31, 1999, the Company had cash of $6,727,820 and securities available for sale of $3,014,551 available to fund operations. For the year ended December 31, 1999, the Company recorded a net loss of $17,103,790 and an accumulated deficit of $39,672,778. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Since inception, the Company has financed its operations and capital expenditures mainly through sales of common stock, and convertible and redeemable preferred stock. The Company’s business will require additional equity or debt financing to continue operations. Currently, the Company plans to obtain equity funding during the third quarter of fiscal year 2000.

Management believes that proceeds from the loans and/or a private equity investor will provide the Company with the necessary cash proceeds to allow the Company to have the wherewithal to continue operations through at least December 31, 2000. The Company’s continuation as a going concern is dependent upon management’s ability to successfully negotiate an agreement with equity investors and/or obtain debt financing.

Wavtrace, Inc.
Notes to Financial Statements (continued)

2. Accounting Policies

Revenue Recognition

Revenues from product sales are generally recognized when all of the following conditions are met: the product has been shipped, an arrangement exists with the customer and the Company has the right to invoice the customer, collection of the receivable is probable, and the Company has fulfilled all of its material contractual obligations to the customer. Provisions are made at the time of revenue recognition for estimated warranty costs.

Cash and Cash Equivalents

All short-term investments purchased with maturities of three months or less are considered to be cash equivalents.

Securities Available for Sale

All available-for-sale securities are carried at fair value. Unrealized gains and losses on these securities are immaterial. All securities held by the company mature within one year of the purchase date.

Fixed Assets

Fixed assets are stated at cost. Depreciation, including amortization of equipment under capital leases, is provided using the straight-line method over the estimated useful lives of the assets (generally three to seven years), or the life of the applicable capital lease, whichever is shorter.

Income Taxes

The Company accounts for income taxes in accordance with the liability method, which requires that deferred income taxes be provided based on the estimated future tax effects of differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefit of the assets.

Wavtrace, Inc.
Notes to Financial Statements (continued)

2. Accounting Policies (continued)

Stock-Based Compensation

The Company has elected to follow the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting method, as provided under Financial Accounting Standards Board Statement No. 123 (FASB 123), Accounting for Stock-Based Compensation. Under APB 25, because the exercise price of the Company’s employee stock options granted is the fair market value of the underlying stock on the date of grant, no compensation expense is recognized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the 1998 financial statements have been classified to conform to the current year presentation.

New Accounting Pronouncement

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101). This summarized certain areas of the staff’s views in applying generally accepted accounting principles as it applies to revenue recognition. The Company believes that its revenue recognition principles comply with SAB 101. The Company will continue to evaluate interpretations of SAB 101.

Wavtrace, Inc.
Notes to Financial Statements (continued)

3. Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade account receivables, cash equivalents and short-term investments. On December 31, 1999, all of the Company’s trade accounts receivable balance was from one customer. With respect to cash equivalents and short-term investments, the Company has investment policies that limit the amount invested in any one investment and restrict investments to those evaluated as investment grade.

4. Inventories

Inventories are stated at the lower of cost or market on a first-in, first-out basis. Inventories consist of the following at December 31:

	1999	1998

Raw materials	$972,802	$11,774

Finished goods	230,903	—

	$1,203,705	$11,774

5. Fixed Assets

Fixed assets consist of the following at December 31:

	1999	1998

Computer equipment and software	$5,688,851	$3,870,371

Office equipment and furniture	675,274	518,623

Manufacturing equipment	257,140	—

Leasehold improvements	105,778	—

	6,727,043	4,388,994

Less accumulated depreciation	2,422,329	1,130,032

	$4,304,714	$3,258,962

At December 31, 1999 and 1998, furniture, computer, office, and test equipment include assets acquired pursuant to capital leases with an original cost of $3,380,565 and $2,381,316 and a net book value of $2,347,884 and $1,916,958, respectively.

Wavtrace, Inc.
Notes to Financial Statements (continued)

6. Lease Commitments

The Company leases computers and other equipment under capital leases with terms of three to five years. During 1999, the Company entered into a $3.0 million master lease agreement with a financial institution. The utilization of the master lease commitment expires July 31, 2000. As of year-end, the Company utilized $913,038 of the master lease commitment. In connection with the master lease agreement and a related equipment financing agreement (EFA) (see note 6), the Company issued warrants entitling the holder to purchase 173,333 shares of Series C preferred stock (Series C) at an exercise price of $0.90 per share. The warrants (valued at $81,467) expire at the earliest of 10 years, the sale of the Company, or the effective date of an initial public offering. The value of the warrants is being amortized over the lease term.

The Company has a $2.18 million master lease agreement with a financial institution. In connection with the lease agreement, the Company issued 82,333 warrants in 1997, entitling the holder to purchase shares of Series A Preferred Stock (Series A) at an exercise price of $1.50 per share. The warrants, for which the value was not material, expire at the latter of seven years, or three years after the effective date of an initial public offering, but in no case shall exceed ten years.

Minimum future lease payments under capital leases are as follows:

Year ending December 31

2000	$1,156,429

2001	1,079,494

2002	813,700

2003	219,699

Total minimum payments	3,269,322

Less interest	(590,313)

Present value of minimum lease payments	2,679,009

Less current portion	(834,250)

$1,844,759

Wavtrace, Inc.
Notes to Financial Statements (continued)

6. Lease Commitments (continued)

The Company also has non-cancelable operating equipment leases with original terms of three to five years, and building leases of one to five years, with additional one-year lease options. Minimum future lease payments under operating leases are as follows:

Year Ending December 31

2000	$538,727

2001	459,957

2002	227,451

2003	233,076

2004	238,875

Thereafter	60,084

$1,758,170

Wavtrace, Inc.
Notes to Financial Statements (continued)

7. Debt

      Long-term debt consists of the following:

	December 31

	1999	1998

1997 Term Loan, monthly principal payment of $34,722, plus interest at prime plus 1.75% (10.0% at December 31, 1999), maturing in 2000	$308,803	$725,470

1998 Term Loan, repaid September 11, 1999	—	547,240

1999 Term Loan, payable interest only until the earlier of November 11, 2000 or the facility is fully drawn, principal payable thereafter over 36 months at prime plus 1.5% (10.0% at December 31, 1999), maturing in 2003	861,961	—

Equipment financing agreement, monthly payments of $27,419 based on a payment factor rate of 3.084% over 36 months, maturing in 2002	816,070	—

Subordinated debt, monthly principal payment of $89,286, plus interest at an effective rate of 15.2%, maturing in 2001	1,346,854	2,335,494

	3,333,688	3,608,204

Less current portion	(2,561,151)	(1,683,085)

	$772,537	$1,925,119

During 1999, the Company entered into an agreement with a financial institution with regard to two credit facilities: a $1.5 million line of credit (Line of Credit) expiring November 17, 2000, with a stated interest rate of prime plus 1.0%; and a $2.5 million term loan (1999 Term Loan) with a stated interest rate of prime plus 1.5%. The 1999 Term Loan and 1997 Term Loan are held by the same bank and debt is secured by substantially all of the Company’s assets. At December 31, 1999, $1,638,039 additional borrowing was available on the 1999 Term Loan to finance fixed asset acquisitions, and the Company has not drawn upon the $1.5 million Line of Credit. In connection with the Line of Credit and the 1999 Term Loan, the Company issued warrants (valued at $33,334) entitling the holder to purchase 66,667 shares of Series C at an exercise price of $0.90 per share.

Wavtrace, Inc.
Notes to Financial Statements (continued)

7. Debt (continued)

The value of the warrants is being amortized over the life of the loan. The warrants expire at the latter of seven years or three years after the effective date of an initial public offering, but in no case shall exceed ten years.

In connection with the 1997 Term Loan, the Company issued warrants (the value of which were immaterial) entitling the holder to purchase 26,667 shares of Series A at an exercise price of $1.50 per share. In connection with the 1998 Term Loan, the Company issued 16,667 warrants (valued at $22,834) entitling the holder to purchase shares of Series B preferred stock (Series B) at an exercise price of $3.75 per share.

During 1999, the Company borrowed $900,000 under an equipment financing agreement (EFA). The Company makes monthly payments of $27,419 over 36 months using a payment factor rate of 3.084%. The EFA matures in 2002. In connection with EFA and the master lease agreement (See Note 5) , the Company issued 173,333 warrants, entitling the holder to purchase shares of Series C Preferred Stock at an exercise price of $0.90 per share. The warrants (valued at $81,467) expire at the earliest to occur of ten years, the sale of the Company, or the effective date of an initial public offering.

In 1998, the Company entered into a $2.5 million subordinated term debt agreement with a financial institution. The debt bears interest at 14.75% during the first 12 months, 15.75% thereafter, and matures on April 1, 2001. This subordinated debt is secured by a secondary lien against the assets of the Company. As part of the agreement, the Company issued warrants (valued at $194,285) entitling the holder to purchase 190,476 shares of Series A at an exercise price of $2.25 per share. The warrants expire the latter of seven years or three years after the effective date of an initial public offering, but in no case shall exceed ten years. The value of the warrants is being amortized over the loan term.

The Company paid $799,305 and $460,945 for interest on its debt agreements during 1999 and 1998, respectively.

The term loan agreements with a bank contain various covenants. Currently, the Company is in violation of a non-financial requirement (i.e., issuance of audited financial statements within 90 days after December 31, 1999) in the debt covenants. Consequently, a portion of debt is recallable by the lender. Therefore, this amount ($861,961) has been classified as current.

Wavtrace, Inc.
Notes to Financial Statements (continued)

8. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company has net operating loss and tax credit carryforwards of $37.6 million and $1,246,000, respectively, which begin to expire in 2011. Since the Company’s utilization of these deferred tax assets is dependent on future profits, which are not assured, a valuation allowance for deferred tax assets was provided in 1999 and 1998. Under current tax law, the use of net operating loss and tax credit carryforwards are limited based on significant changes in ownership.

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31

	1999	1998

Deferred tax assets:

Net operating loss carryforwards	$12,795,000	$7,088,000

Research and development tax credit	1,246,000	735,000

Financial statement expenses in excess of tax	103,000	89,000

	14,144,000	7,912,000

Less valuation allowance	(14,144,000)	(7,912,000)

Net deferred tax assets	$0	$0

The valuation reserve increased $6,232,000 and $5,586,000 during 1999 and 1998, respectively, commensurate primarily with the increase in the net operating loss carryforwards.

Wavtrace, Inc.
Notes to Financial Statements (continued)

9. Stockholders’ Equity

Preferred Stock

The Company has authorized 41,000,000 shares of convertible and redeemable preferred stock, of which 4,044,668 shares have been designated as Series A, 4,986,142 shares have been designated as Series B, and 31,969,190 shares have been designated as Series C (collectively the three classes of preferred stock are referred to as Preferred Stock).

Each share of Preferred Stock is convertible into shares of common stock at the stockholder’s option, at various rates, subject to antidilution provisions and any accrued but unpaid dividends. At December 31, 1999, each share of Series A was convertible into 1.27 shares of common stock, each share of Series B was convertible into 2.22 shares of common stock, and each share of Series C was convertible into 1.00 shares of common stock. Unissued shares of common stock are reserved for issuance in the event of full conversion of all convertible and redeemable Preferred Stock. Subject to certain conditions, convertible and redeemable Preferred Stock also has mandatory conversion requirements in the event of a qualified initial public offering of the Company’s common stock, as specified in the Company’s Articles of Incorporation.

Each share of Preferred Stock has voting rights determined on an as-if-converted basis. The Preferred Stock also has preferential rights, in the event of any distribution of assets upon liquidation of the Company. At December 31, 1999, the per-share liquidation preference for Series A, Series B, and Series C was $1.50, $3.75, and $0.90, respectively, plus any accrued but unpaid dividends. The Preferred Stock has redemption rights on or after May 31, 2003, that may require the Company to redeem its stock at the original purchase price, plus declared but unpaid dividends.

The Company and the holders of the common and Preferred Stock entered into a stockholder agreement which specifies restrictions on transfer, covenants, co-sale provisions, and rights of first offer with regard to sales of securities by the Company. In addition, the Company and the stockholders entered into a registration rights agreement for a five-year period ending in 2004.

In February 1999, the Company issued approximately $5.0 million in convertible notes to several of its Preferred Stock investors. In connection with the issuance of the convertible notes, the Company issued warrants to purchase approximately 1.5 million shares of common stock at $.01 per share. Approximately 1.4 million of the warrants were exercised in 1999. The remaining warrants expire in February 2004. The warrants were valued at $552,000. The notes converted into Series C Preferred Stock in June 1999. The value of the warrants was included in 1999 interest expense.

Wavtrace, Inc.
Notes to Financial Statements (continued)

9. Stockholders’ Equity (continued)

On June 30, 1999, the Company issued a warrant to a customer to purchase approximately 3.1 million shares of Series C in connection with a supply agreement. The warrant is exercisable based on meeting minimum purchase volumes, which increase annually. The initial exercise price of the warrant is $1.35 per share, which increases annually. The ultimate value of the warrant will be determined upon satisfaction of the performance criteria. The warrant expires upon the earlier of June 2002 or the sale of the Company. At December 31, 1999, no warrants have vested.

Stock Option Plan

During the year, the Company’s Board approved the 1999 Stock Option Plan (the 1999 Plan), which provides for the granting of incentive and nonqualified stock options to acquire 10,161,986 shares of common stock under the 1999 Plan. The Company’s 1995 Stock Option Plan (the 1995 Plan), provided for the granting of incentive and nonqualified stock options to acquire 3,204,647 shares of common stock, all of which have been issued. It is not anticipated that any additional shares will be granted under the 1995 Plan. Options under the 1999 Plan and the 1995 Plan are either incentive stock options, granted at prices equal to the fair market value of common shares at the date of grant, or nonqualified options granted at exercise prices determined by the Board. Options generally vest ratably over a four-year period and expire ten years after the date of grant. During the year ended December 31, 1998, the Company recognized $22,826 in compensation expense for stock options, which vested after the date of service.

Wavtrace, Inc.
Notes to Financial Statements (continued)

9. Stockholders’ Equity (continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over each option’s vesting period. The Company’s pro forma information follows:

	1999	1998

Pro forma net loss	$17,257,238	$15,238,799

A summary of the activity under the 1995 and 1999 Plans is as follows:

		Weighted-
		Average
		Exercise
	Shares	Price

Balance at January 1, 1998	1,720,420	0.15

Granted	949,323	0.33

Exercised	(690,115)	0.15

Cancelled	(305,463)	0.26

Balance at December 31, 1998	1,674,165	0.24

Granted	9,625,563	0.27

Exercised	(693,131)	0.24

Cancelled	(138,290)	0.29

Balance at December 31, 1999	10,468,307	0.27

			Weighted-
			Average		Weighted-
		Weighted-	Remaining		Average
Range of		Average	Contractual	Options	Exercise
Exercise	Outstanding	Exercise	Life	Exercisable at	Price
Prices	Options	Price Outstanding	(Years)	December 31, 1999	Exercisable

$0.15	950,564	$0.15	7.42	542,658	$0.15

0.25	7,495,113	0.25	9.56	813,358	0.25

0.38	2,022,630	0.38	9.09	660,055	0.38

Total	10,468,307	0.27	9.28	2,016,071	0.27

Wavtrace, Inc.
Notes to Financial Statements (continued)

9. Stockholders’ Equity (continued)

At December 31, 1999 and 1998, 2,016,071 and 295,380 options were exercisable, respectively. At December 31, 1999 and 1998, 616,081 and 129,887 options were available for grant, respectively. At December 31, 1999, the weighted-average remaining contractual life of outstanding options was 9.28 years.

	1999		1998

Weighted-average fair value of options granted during the year	$0.0499	$	0.0688

Pro forma information regarding net income is required by FASB 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the minimum value option pricing model with the following weighted-average assumptions for 1999 and 1998: risk-free interest rate of 6%; dividend yield of 0%; and a weighted-average expected life of the option of four years.

Common Stock Reserved

At December 31, 1999, common stock was reserved for the following purposes:

Preferred stock warrants convertible to common stock	3,746,102

Common stock warrants convertible to common stock	112,632

Stock option plan	11,084,388

Conversion of preferred stock	41,782,380

56,725,502

Stock Repurchase Agreements

During 1997, 1998, and 1999, the Company sold shares of common stock to a founder, executive management, and key employees under agreements that allow the Company, at its option, to repurchase the shares at the original purchase price if the employment or consulting relationship with the Company ceases for any reason. Under the repurchase agreements, the shares subject to repurchase are generally reduced in cumulative pro rata increments over a four-year period beginning at the issuance date. As of December 31, 1999, 685,020 shares continued to be subject to repurchase. During 1999 and 1998, the Company repurchased 95,000 and 221,420 shares, respectively, of common stock according to these agreements.

Wavtrace, Inc.
Notes to Financial Statements (continued)

10. Related-Party Transactions

The Company issued common shares in exchange for full recourse notes from Board members, executive management, and certain key employees, The notes accrued interest at 5.68% and were converted to Series C preferred stock in June 1999. See Note 8 Stockholders Equity.

11. Subsequent Event

In June 2000, the Company received approximately $5 million from existing investors in exchange for convertible notes to existing investors. In connection with the issuance of the convertible notes, the Company issued warrants to purchase approximately 1.1 million shares of Series C Preferred Stock at $0.90 per share. The value of the warrants will be recognized as interest expense over the life of the notes.

Wavtrace, Inc.
Condensed Balance Sheets
(In thousands)

	As Of
	June 30,	December 31,
	2000	1999

	(Unaudited)
Assets

Current assets:

Cash and cash equivalents	$3,571	$6,728

Securities available for sale	—	3,014

Accounts receivable	40	123

Inventories	—	1,204

Prepaid expenses and other current assets	289	456

Total current assets	3,900	11,526

Fixed assets, net	5,186	4,305

Other assets	492	300

Total assets	$9,578	$16,131

Liabilities and stockholders’ equity

Current liabilities:

Accounts payable	$1,451	$1,737

Accrued liabilities	1,558	485

Customer deposits	—	376

Bridge note	5,024	—

Current portion of obligations under capital leases	1,000	834

Current portion of long-term debt	1,672	2,561

Total current liabilities	10,706	5,993

Obligations under capital leases, less current portion	1,716	1,845

Long-term debt, less current portion	1,441	773

Total stockholders’ equity	(4,285)	7,520

Total liabilities and stockholders’ equity	$9,578	$16,131

      See accompanying notes.

Wavtrace, Inc.
Condensed Statements of Operations
(Unaudited)
(In thousands)

	Six Months Ended	Twelve Months Ended
	June 30, 2000	June 30, 2000

Sales	$449	$449

Cost of goods sold	3,964	3,964

Operating Expenses:

Research and development	5,697	12,183

Sales and marketing	1,021	1,785

General and administrative	839	1,506

Depreciation	676	1,396

Total operating expenses	8,233	16,870

Operating (loss)	(11,748)	(20,385)

Interest expense – net	(386)	(431)

Net (loss)	$(12,134)	$(20,816)

      See accompanying notes.

Wavtrace, Inc.
Condensed Statement of Cash Flows
(Unaudited)
(In thousands)

Six Months Ended
June 30,
2000

Operating activities

Net loss	$(12,134)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	676

Changes in assets and liabilities:

Decrease in accounts receivable	83

Decrease in inventories	1,204

Increase in prepaid expenses and other assets	(25)

Increase in accounts payable and accrued liabilities	787

Decrease in deferred revenue	(376)

Net cash used in operating activities	(9,785)

Investing activities

Sales of securities available for sale	3,015

Purchases of fixed assets	(1,557)

Net cash used in investing activities	1,458

Financing activities

Increase in short-term debt	4,301

Increase in long-term debt	540

Proceeds from exercise of stock options and warrants	329

Net cash provided by financing activities	5,170

Net increase in cash and cash equivalents	(3,157)

Cash and cash equivalents as of December 31, 1999	6,728

Cash and cash equivalents as of June 30, 2000	$3,571

      See accompanying notes.

Wavtrace, Inc.
Notes to Condensed Financial Statements
For the Six Months Ended June 30, 2000
(Unaudited)

Note A – Organization and Basis of Presentation

Wavtrace, Inc. (“Wavtrace”) is a privately-held U.S.-based company. Wavtrace’s principal activities include the design, manufacture and marketing of short-haul, point-to-multipoint, millimeter-wave radio systems for use in worldwide wireless telecommunications market.

The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States. In the opinion of management such financials reflect all adjustments necessary for a fair presentation of financial position, results of operations, and cash flows for such period. For further information refer to the financial statements and notes to financial statements included elsewhere in this Form 8-K dated August 31, 2000. Interim results are not necessarily indicative of results for a full year.

Note B – Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities,” which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires an entity to recognize that all derivatives are either assets or liabilities in the balance sheet and measure those investments at fair value. Implementation of this standard has been delayed by the FASB for a twelve-month period. Wavtrace will be required to adopt SFAS 133 in the first quarter of 2001. At this time, management does not believe that SFAS 133 will have a material effect on Wavtrace’s results of operations or financial position.

In December 1999, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements.” SAB 101 summarizes the SEC’s views in applying generally accepted accounting principles to revenue recognition in financial statements. Wavtrace is required to adopt SAB 101 in the fourth quarter of 2000. Management does not believe the adoption of SAB 101 will have a material effect on Wavtrace’s results of operations or financial position.

(b) PRO FORMA FINANCIAL INFORMATION

Harris Corporation’s (“Harris”) acquisition of Wavtrace, Inc. (“Wavtrace”) will be accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The estimated fair values included herein are based on preliminary estimates and may not be indicative of the final allocation of purchase price consideration. Amounts allocable to in-process research and development are estimated as $73.5 million and will be recorded as a one-time charge during the first quarter of fiscal 2001. The amount of goodwill reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet and the related amortization expense reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Income assumes that the write-off of purchased in-process research and development is $73.5 million. Prior to this acquisition, Harris owned approximately twenty percent (20%) of Wavtrace. The purchase price for the remaining approximately eighty (80%) is valued at $133.9 million, which includes $128.7 million of consideration paid at closing to former Wavtrace shareholders and for acquisition costs, $1.4 million for unvested Wavtrace options converted to Harris options, $9.6 million of debt assumed and excluding $5.8 million of acquired cash. This price is subject to adjustment based on terms of the Agreement of Merger, dated as of July 28, 2000 as amended. The amount of the consideration issued to the former shareholders and option holders of Wavtrace was determined by arm’s-length negotiation between the parties.

The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2000 gives effect to the acquisition of Wavtrace as if it had occurred June 30, 2000. Also, the Unaudited Pro Forma Condensed Consolidated Statement of Income for the fiscal year ended June 30, 2000 (“Pro Forma Financial Statements”) give effect to the acquisition of Wavtrace as if it occurred on July 3, 1999. The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2000; the Unaudited Pro Forma Condensed Consolidated Statement of Income for the fiscal year ended June 30, 2000; and the accompanying notes (“Pro Forma Financial Information”) should be read in conjunction with and are qualified by the historical financial statements and notes thereto of Wavtrace and Harris.

The Pro Forma Financial Information is intended for information purposes only and is not necessarily indicative of the combined results that would have occurred had the acquisition taken place July 3, 1999, nor is it necessarily indicative of results that may occur in the future.

HARRIS CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2000

(In millions)	Harris	Wavtrace,	Pro Forma
	Corporation	Inc.	Adjustments		Pro Forma

Assets

Current Assets

Cash and cash equivalents	$378.2	$3.6	$(126.5)	(a)	$255.4

Marketable securities	432.5	—	—		432.5

Receivables	466.5	—	—		466.5

Unbilled costs and accrued earnings on fixed price contracts	154.6	—	—		154.6

Inventories	197.2	—	—		197.2

Deferred income taxes	—	—	9.0	(b)	9.0

Total current assets	$1,629.0	$3.6	$(117.5)		1,515.2

Plant and equipment	295.4	5.2	—		300.6

Intangibles resulting from acquisitions	166.2	—	45.2	(c)	213.3

Other assets	236.3	0.8	(11.3)	(d)	225.8

	$2,326.9	$9.6	$(81.6)		$2,254.9

Liabilities and Shareholders’ Equity

Current Liabilities

Short-term debt	$75.6	$5.0	$(1.3)	(d)	$79.3

Accounts payable	109.5	1.4	—		110.9

Other accrued items	234.3	1.6	—		235.9

Advance payments and unearned income	73.7	—	—		73.7

Income taxes	15.5	—	—		15.5

Deferred income taxes	14.5	—	(14.5	)(b)	—

Current portion of long-term debt	32.8	2.7	—		35.5

Total current liabilities	555.9	10.7	(15.8)		550.8

Non-current deferred income taxes	14.1	—	—		14.1

Long-term debt	382.6	3.2	—		385.8

Shareholders’ Equity

Preferred Stock	—	—	—		—

Common Stock	69.0	—	—		69.0

Other capital	228.4	—	5.8	(e)	234.2

Retained earnings	864.1	—	(73.5	)(f)	792.6

Unearned compensation	(3.2)	—	(4.4	)(e)	(7.6)

Accumulated other comprehensive income (loss)	216.0	—	—		216.0

Wavtrace’s total shareholders’ equity	—	(4.3)	4.3	(g)	—

Total Shareholders’ Equity	1,374.3	(4.3)	(65.8)		1,304.2

	$2,326.9	$9.6	$(83.6)		$2,254.9

      See notes to unaudited pro forma condensed consolidated financial statements.

HARRIS CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE FISCAL YEAR ENDED JUNE 30, 2000

(In millions except per share amounts)	Harris	Wavtrace,	Pro Forma
	Corporation	Inc.	Adjustments		Pro Forma

Revenue from product sales and services	$1,807.4	$0.5	$—		$1,807.9

Costs and Expenses

Cost of product sales and services	1,352.6	4.0	—		1,356.6

Engineering, selling and administrative expenses	404.5	16.9	—		421.4

Amortization of goodwill and purchased intangible assets	10.5	—	5.8	(h)	16.3

Restructuring expenses	41.0	—	—		41.0

Purchased in-process research and development	10.7	—	—		10.7

Other income	(48.2)	—	—		(48.2)

	1,771.1	20.9	5.8		1,797.8

Operating income (loss)	36.3	(20.4)	(5.8)		10.1

Interest income	27.4	—	(7.9	)(i)	19.5

Interest expense	(25.2)	(0.4)	—		(25.6)

Income from continuing operations before taxes	38.5	(20.8)	(13.7)		4.0

Income taxes	13.5	—	(12.1)	(j)	1.4

Income from continuing operations	25.0	(20.8)	(1.6)		2.6

Discontinued operations net of income taxes	(7.0)	—	—		(7.0)

Net income (loss)	$18.0	$(20.8)	$(1.6)		$4.4

Net income per share:

Basic

Continuing operations	$0.34				$0.03

Discontinued operations	(0.09)				(0.09)

	$0.25				$(0.06)

Diluted

Continuing operations	$0.34				$0.03

Discontinued operations	(0.09)				(0.09)

	$0.25				$(0.06)

Average shares outstanding:

Basic	73.2		—		73.2

Diluted	73.4		(0.2	)(k)	73.2

      See notes to unaudited pro forma condensed consolidated financial statements.

HARRIS CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)	Reflects cash paid to selling shareholders and for other costs associated with the acquisition ($128.7 million) less $2.2 million cash received by Wavtrace prior to the acquisition as a result of the exercise by employees of vested stock options.

(b)	To record the deferred tax asset related to Wavtrace’s net operating loss carryforward of $23.5 million. Harris would have a deferred tax asset of $9.0 million post adjustment, which is net of Harris’ unadjusted deferred tax liability of $14.5 million.

(c)	To allocate the purchase price, including transaction costs incurred in the acquisition, Harris’ original $10.0 million investment, and the portion of the exchanged unvested options that is included in the purchase price. The excess of the purchase price over the fair value of the net assets and other intangible assets acquired is reflected as goodwill ($43.9 million) and other intangible assets including assembled work force ($1.3 million). The goodwill and other intangible assets including assembled work force are amortized using the straight-line method over periods ranging from 4 to 8 years. The estimated fair values of assets acquired and liabilities assumed are based upon preliminary estimates and may not be indicative of the final allocation of purchase price consideration. Any variation from these estimates that may be allocable to in-process research and development will be recorded as a one-time charge. Also, any variation from these estimates will change the goodwill reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheet and the related amortization expense in the Unaudited Pro Forma Condensed Consolidated Statement of Income.

(d)	To eliminate Harris’ $10.0 million investment in Wavtrace (representing a 19.4% ownership) and Harris’ $1.3 million receivable from Wavtrace.

(e)	Reflects the impact of exchanging a portion of Wavtrace employees’ unvested Wavtrace options for unvested Harris options. This transaction will be recorded in accordance with the Financial Accounting Standards Board’s Accounting Interpretation No. 44 “Accounting for Stock-Based Compensation.” Per that standard the unearned intrinsic value of these options as of the date of acquisition (estimated at $4.4 million) must be amortized to compensation expense over the remaining vesting period. Also, the difference between the fair value of these options as of the acquisition date (estimated at $5.8 million) and the amount being amortized to compensation expense should be recognized as a portion of the purchase price.

(f)	To reflect the impact of the write-off of purchased in-process research and development. The in-process research and development has been written off against retained earnings in the unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2000. Pursuant to Regulation S-X, this write-off has not been reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Income for the fiscal year ended June 30, 2000 as the write-off is deemed to be a material non-recurring charge. This write-off will be recorded as a one-time charge during the first quarter of fiscal 2001.

(g)	Represents the elimination of the historical shareholders’ equity accounts of Wavtrace.

(h)	Represents the amortization of goodwill and other intangible assets including assembled work force for the fiscal year ended June 30, 2000 assuming the transaction occurred on July 3, 1999.

(i)	Reflects the decrease in interest income as a result of the lower idle cash balance using an interest rate of 6.25%, which approximates the rate of interest earned on idle cash in the fiscal year ended June 30, 2000.

(j)	Represents the adjustment needed to bring the pro forma results to the combined effective tax rate of 35%.

(k)	Since the pro forma adjustments result in a net loss for Harris, the average fully diluted shares must equal the average basic shares to avoid anti-dilution.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS CORPORATION

By: /s/ Bryan R. Roub

Name: Bryan R. Roub
Title: Senior Vice President & Chief Financial Officer

Date:	September 18, 2000

EXHIBIT INDEX

Exhibit No.
Under Reg.
S-K, Item 601	Description

The following documents are filed as an Exhibits to this Report:

2.1*	Agreement of Merger, dated as of July 28, 2000, among Harris Corporation, WT Acquisition Corp., Wavtrace, Inc., and Thomas T. van Overbeek (including the first amendment thereto).

2.2*	Indemnification and Escrow Agreement, dated as of August 31, 2000, among Harris Corporation, Wavtrace, Inc., Thomas T. van Overbeek, and Citibank, N.A.

23.1	Consent of Ernst & Young LLP, independent accountants.

99.1*	Press Release, dated August 31, 2000, announcing that Harris has completed the previously announced purchase of Wavtrace, Inc.

* Previously Filed